Exhibit 21.01

FBR Group Subsidiaries:

1. Friedman, Billings, Ramsey Capital Markets, Inc. – Delaware
2. FBR Capital Management, Inc. – Delaware
3. FBR Bancorp, Inc. – Delaware
4. Friedman, Billings, Ramsey & Co., Inc. – Delaware
5. Friedman, Billings, Ramsey International, Ltd. – England
6. FBR Investment Service, Inc. – Delaware
7. Friedman, Billings, Ramsey Investment Management, Inc. – Delaware
8. Orkney Holdings, Inc. – Delaware
9. FBR Fund Advisers, Inc. – Delaware
10. FBR Venture Capital Managers, Inc. – Delaware
11. Money Management Advisers, Inc. – Delaware
12. FBR National Bank & Trust